Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Kirin International Holding, Inc. (the “Company”) on Form S-1 of our report dated April 27, 2011, except for revised disclosures as explained in Note 2, which is dated October 4, 2011 with respect to our audits of the consolidated financial statements of the Company as of December 31, 2010 and 2009 and for the three-year period then ended December 31, 2010, which report appears in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/Bernstein & Pinchuk LLP
New York, New York
February 07, 2012